CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our reports dated February 15, 2019, relating to the financial statements and financial highlights, which appear in T. Rowe Price Spectrum Growth Fund, T. Rowe Price Spectrum Income Fund, and T. Rowe Price Spectrum International Fund’s (comprising T. Rowe Price Spectrum Funds, Inc.), Annual Report on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 29, 2019